PROSPECTUS and                  PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM EST
Dated 14 October 2005           Dated 2 March 2006
CUSIP: 24422EPZ6                Commission File No.: 333-128071
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $7,920,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue
                  (Floating Rate Notes)

Original Issue Date:              7 March 2006

Maturity Date:                    15 April 2008

Principal Amount:                 $350,000,000

Interest Rate Basis:              USD-LIBOR-Telerate

Index Maturity:                   3 Month, except first
                                  setting which will be
                                  based on 4 month LIBOR

Spread:                           Plus 5 Basis Points

Initial Interest
Determination Date:               3 March 2006

Day Count Convention:             Actual/360

Interest Reset Dates:             Quarterly on the 15th
                                  (or next Business Day)
                                  of Jan, Apr, Jul, and
                                  Oct beginning July 15, 2006

Interest Determination Dates:     Two London Business Days
                                  preceding such Interest
                                  Reset Dates

Interest Payment Dates:           Quarterly on the 15th
                                  (or next Business Day)
                                  of Jan, Apr, Jul, and
                                  Oct, commencing on 15 July
                                  2006

Regular Record Dates:             Close of business on the 15th
                                  calendar day (whether or not
                                  a Business Day) preceding the
                                  related Interest Payment Date

Redemption Provisions:            None

Plan of Distribution:             Name         Principal Amount
                                                     Of Notes
                                  Banc of America Securities
                                   LLC             $131,250,000
                                  Citigroup Global Markets
                                   Inc.             131,250,000
                                  BNP Paribas Securities
                                   Corp.             29,167,000
                                  BNY Capital Markets,
                                   Inc.              29,167,000
                                  Lazard Capital Markets
                                   LLC               29,166,000
                                  Total            $350,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes, opposite
                                  their names as principal,
                                  at a price of 99.80% for
                                  resale at par.

Banc of America Securities LLC
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
BNY Capital Markets, Inc.
Lazard Capital Markets LLC

Banc of America Securities LLC and
Citigroup Global Markets Inc. are
acting as Joint Book-Running
Managers.